EXHIBIT 99.1

Atheros Communications Announces Fourth Quarter and Fiscal 2004 Financial Results

2004 Revenue up 94 percent

Sunnyvale, Calif. – Jan. 31, 2005 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless LAN (WLAN) chipsets, today announced financial results for the fourth quarter and fiscal year 2004, ended Dec. 31, 2004.

Revenue in the fourth quarter was $41.7 million, compared with $38.3 million in the third quarter, an increase of nine percent. Gross margins in the fourth quarter were 44.5 percent, compared with 45.6 percent in the third quarter, at the upper end of the company’s guidance provided on Oct. 26, 2004.

In accordance with U.S. generally accepted accounting principles (GAAP), the company’s fourth quarter net income was $2.2 million, or earnings of $0.04 per diluted share on 53.5 million average shares outstanding. This compares with net income of $767 thousand, or $0.01 per diluted share on 52.4 million average shares outstanding in the third quarter of fiscal 2004.

Total cash and investments were $154.5 million at Dec. 31, 2004, compared with $150.7 million at Sept. 30, 2004, and $29.0 million at Dec. 31, 2003.

Atheros reports net income (loss) and basic and diluted net income (loss) per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of the amortization of stock-based compensation. In the fourth quarter of 2004, non-GAAP net income was $2.8 million, or $0.05 per diluted share, compared with non-GAAP net income of $1.7 million, or $0.03 per diluted share, in the third quarter of fiscal 2004.

For the year ended Dec. 31, 2004 revenue was $169.6 million, up 94 percent from $87.4 million in the year ended Dec. 31, 2003. Net income in accordance with GAAP for 2004 was $10.8 million or $0.21 per share. For the prior year, the GAAP net loss was $13.2 million or a loss of $1.07 per share. Non-GAAP net income for the year ended Dec. 31, 2004 was $14.5 million or $0.28 per diluted share, compared with a non-GAAP net loss of $9.8 million or a loss of $0.80 per share for 2003.

“We are very pleased with our fourth quarter and 2004 performance, as we continued to drive broad adoption of wireless products through our ability to provide low-cost, innovative solutions,” said Craig Barratt, president and CEO of Atheros. “We strengthened our competitive position and continued to grow our customer list; in fact, we shipped our 20-millionth wireless chipset in the fourth quarter. More and more customers are turning to our industry-leading technology to improve their products and differentiate them from the competition,” he said. “We demonstrated once again this quarter that, through our ability to rapidly integrate industry-leading features and performance on a single chip, we can drive prices for WLAN down aggressively while meeting our profitability targets,” added Barratt.

Technological Innovations

“In the fourth quarter, we introduced the industry’s first single-chip a/b/g wireless LAN solution and the world’s first single-chip 802.11g access point device. The single-chip a/b/g device integrates all major functions of an 802.11a/b/g client solution in a low-cost digital CMOS design. The single-chip 802.11g access point device represents a breakthrough in system integration, combining the wireless network processor, MAC, baseband and radio functions into a single chip.

“The single-chip a/b/g solution is now in volume production and the access point device is currently sampling, with volume production expected this quarter. These new products further solidify Atheros’ position as a market leader in high-performance, low-cost wireless LAN semiconductors,” Barratt said.

Recent Highlights

During the fourth quarter, a number of industry-leading customers including Buffalo Technology, Dell™, Epson Direct, Hitachi, NEC, NETGEAR, Samsung and Sony all announced new products incorporating Atheros technology.

•	Buffalo selected Atheros’ 802.11a/g chipset along with its performance-boosting Super AG® technology for the Buffalo AirStation Wireless product line, including a router and network adapter.

•	Dell’s new Wireless 4350 Small Network Access Point and Dell Wireless 2350 WLAN Broadband Router are powered by the Atheros

AR5005AP-G 802.11g access point chipset, which provides high-speed 802.11g connectivity, supporting up to 54 megabits-per-second data link rates. These are the first Dell products to integrate Atheros’ advanced WLAN chipset technology.

•	Epson Direct’s TV notebook PC line uses the Atheros WLAN chipset with Super AG high-throughput technology, and features the Atheros Super AG logo.

•	Hitachi Cable Ltd. chose Atheros chipsets for its new ALP303 Series outdoor WLAN system. The ALP303 is Japan’s first outdoor WLAN system that provides dual-band support for the 802.11a and 802.11g standards.

•	NEC embedded Atheros’ Super AG technology into its VersaPro Tablet PC.

•	NETGEAR selected Atheros’ 802.11a/b/g WLAN solution with eXtended RangeTM technology for its new high-performance Double 108 Mbps Wireless Firewall Router, as well as its Double 108 Mbps Wireless PC Card.

•	Samsung’s new P28 Series notebooks now feature Atheros’ Super G® technology, and are branded with The Atheros Super G logo to help users identify the advanced features of the product.

•	Sony integrated Atheros WLAN solutions with performance-boosting Super G and Super AG technology into a number of new mobile computing products launched last fall.

At the January 2005 Consumer Electronics Show, Atheros announced the introduction of JumpStart for WirelessTM, the easiest way for consumers and SOHO users to install, configure and secure their wireless networks. With JumpStart, users can set up full WLAN security for a new network in just three mouse clicks. Atheros also introduced a new wireless chipset that employs multiple-radio, smart-antenna technologies to deliver MIMO (multiple-input, multiple-output) performance and industry-leading throughput with maximum compatibility to standard 802.11 WLAN products. D-Link Corporation recently announced its new Super G MIMO products, which incorporate this new Atheros technology. Atheros announced that its dual-band 802.11a/g technology is now featured in Belkin’s new Wireless A+G networking line, which includes a router, notebook network card, desktop network card and USB network adapter.

On Jan. 19, Lenovo Group Limited (formerly Legend Computer), the largest PC vendor in China, announced it has integrated Atheros’ high-performance, single-chip 802.11g solution into new wireless-enabled laptops that will be sold in China and other markets.

Conference Call

Atheros will broadcast its fourth quarter and fiscal 2004 financial results conference call today, Monday, Jan. 31, 2005, at 2:00 p.m. Pacific time (5:00 p.m. Eastern time).

To listen to the call, please dial (210) 234-8000 approximately 10 minutes prior to the start time. The pass code is Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 220-6508.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros web site at http://www.atheros.com. Please access the web site approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at the web site for one year.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency, mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer and networking equipment manufacturers. For more information, visit http://www.atheros.com or send email to info@atheros.com.

Atheros, the Atheros logo, Atheros XR, Super G, Super AG and Jumpstart for Wireless are trademarks of Atheros Communications, Inc. All other trademarks mentioned in this document are the sole property of their respective owners.

Except for the historical information contained in this press release, the matters set forth in this press release, including but not limited to the features, capabilities and performance of its products, the introduction of Atheros’ products in various customers’ products, and the branding of our customers’ products with our logos, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether the stated customers continue to incorporate our chipsets in their products and continue to agree to brand their products with our logos; the effects of competition and pricing pressures; difficulties in development of new and enhanced products; the rate of growth of the wireless telecommunications markets; variability in quarterly operating results of Atheros and its customers; general economic conditions; and other risks detailed in Atheros’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 as filed with the SEC, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

– Summary Financial Data Attached –

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net revenue	$41,653	$37,658	$169,607	$87,357

Cost of goods sold	23,106	21,321	91,321	50,505

Gross profit	18,547	16,337	78,286	36,852

Operating expenses:
Research and development	10,837	8,687	41,462	29,112
Sales and marketing	3,423	3,721	14,907	11,515
General and administrative	2,091	2,148	8,523	5,825
Stock-based compensation	660	1,868	3,718	3,358

Total operating expenses	17,011	16,424	68,610	49,810

Income (loss) from operations	1,536	(87)	9,676	(12,958)
Interest income (expense), net	808	(44)	2,089	(83)
Income taxes	(188)	(92)	(941)	(125)

Net income (loss)	$2,156	$(223)	$10,824	$(13,166)

Basic earnings (loss) per share	$0.05	$(0.02)	$0.25	$(1.07)

Diluted earnings (loss) per share	$0.04	$(0.02)	$0.21	$(1.07)

Shares used in computing basic earnings (loss) per share	47,508	13,062	42,886	12,335

Shares used in computing diluted earnings (loss) per share	53,465	13,062	51,981	12,335

Non-GAAP net income (loss) (*)	$2,816	$1,645	$14,542	$(9,808)

Shares used in computing non-GAAP basic earnings (loss) per share (*)	47,508	13,062	42,886	12,335

Shares used in computing non-GAAP diluted earnings (loss) per share (*)	53,465	41,317	51,981	12,335

Non-GAAP basic earnings (loss) per share (*)	$0.06	$0.13	$0.34	$(0.80)

Non-GAAP diluted earnings (loss) per share (*)	$0.05	$0.04	$0.28	$(0.80)

	Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
GAAP net income (loss)	$2,156	$(223)	$10,824	$(13,166)

Stock-based compensation	660	1,868	3,718	3,358

Non-GAAP net income (loss)	$2,816	$1,645	$14,542	$(9,808)

(*)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income (loss), which is adjusted from results based on GAAP to exclude stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses.

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	December 31,
	2004	2003
ASSETS
Current assets:

Cash, cash equivalents and marketable securities	$154,485	$29,039
Accounts receivable, net	29,750	9,855
Inventory	15,215	10,929
Prepaid expenses and other current assets	3,611	1,110

Total current assets	203,061	50,933

Property and equipment, net	2,757	2,346
Other assets	545	2,607

	$206,363	$55,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$33,022	$31,769
Long-term liabilities	301	1,831
Stockholders’ equity	173,040	22,286

	$206,363	$55,886